Calyxt Reports Third Quarter 2020 Financial Results

Execution of Commercial Agreement with S&W Seed Company on IQ™ Alfalfa Product, Marking Calyxt’s First Trait License Agreement

Significant Progress Achieved on Soybean Product Transition Plan

Third Quarter 2020 Revenue Increases 77% to $5.2 Million Year-On-Year

Cash Runway Extended into the Second Half of 2022

Management to Host Conference Call Today at 4:30 p.m. ET

Roseville, MN – November 5, 2020 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based technology company, has reported its financial results for the third quarter ended September 30, 2020.

Execution of commercial agreement with S&W Seed Company on IQ™ Alfalfa product, marking Calyxt’s first trait license agreement:

•	Based on long-term U.S. sales projections, the agreement could potentially generate more than $10M of license revenue over the life of the pending patent for the trait.
•

The enhanced trait gives farmers the opportunity to produce alfalfa forage for livestock with improved digestibility, which may lead to greater animal performance. The trait is designed to result in a higher value alfalfa produced on the same acre with the same inputs, putting greater profitability in the hands of the farmer.

•	IQ Alfalfa adds value to the market as a high-quality alfalfa with a strong yield that delivers benefits to growers as well as the dairy and cattle industries.

“As our first trait license agreement, this alfalfa launch represents a milestone in the execution of Calyxt’s three go-to-market strategies,” said Jim Blome, CEO of Calyxt. “It is a great demonstration of Calyxt’s ability to work collaboratively, choose traits to enhance value, do the research to make it happen, and support S&W Seed Company in bringing advanced plant science to market.”

Significant progress achieved on soybean product transition plan:

•	Executing on the advancement of our soybean products to a streamlined go-to-market strategy that was announced in August.

•

Staffing adjustments related to soybean processing and product sales, as well as the gradual exit of supply chain contractual commitments that are not associated with the ongoing seed go-to-market strategy, are progressing on schedule.

•	Contracted grain purchases, subsequent sales of grain, and the wind down of other contractual obligations are on-track to be completed in late 2021.
•

As of today, all current inventory of soybean oil and meal has been sold, and we are negotiating with large processors for the sale of all remaining grain inventories as well as the grain from our 2020 grower production contracts. The grain sales are projected to occur at then-current market prices.

•

Our revenue for the quarter increased 77% compared to the prior year third quarter to $5.2 million because of these selling activities, including the sale of nearly all our 2019 grain crop during the quarter.

•	We intend to target seed sales to large grain processors, representing at least $3 million in projected 2021 revenue.

Additional Third Quarter 2020 and Subsequent Operational Highlights:

•	Appointed current board member Yves Ribeill, Ph.D., as Chairman, and Laurent Arthaud (Cellectis-nominated Board member) as Director.
•

Commenced execution on differentiated go-to-market strategies that are expected to optimize our TALEN® technology platform and accelerate our trajectory toward positive free cash flow.  Our go-to-market strategies are as follows:

o	Seed Sale Arrangements: Through purchase agreements for the direct sale of seed, with such sales expected to generate revenue for Calyxt.
o

Trait and Product Licensing Arrangements: Through licensing agreements with downstream partners with respect to Calyxt-developed traits or products for negotiated upfront and milestone payments and potential royalties upon commercial sale of products.

o

TALEN® Licensing Arrangements: Through licensing agreements with third parties with respect to our technology for negotiated upfront and annual fees and potential royalties upon commercial sale of products.

•

Patent portfolio continues to grow with allowances across multiple families and geographies, including TALEN and CRISPR gene editing tools.  Filed patent applications focus on gene editing enhancements as well as new technologies in hemp, pulses and oats.

•

Appointed Dan Voytas, Ph.D., to chair new scientific advisory board. The scientific advisory board is expected to address near-term pipeline opportunities, longer-term large-scale opportunities, and the development of Calyxt’s approach to ESG issues.

•

Appointed Sarah Reiter as Vice President of Business Development.  Sarah is a plant-based technology and agribusiness leader who has focused on establishing world-class partnerships and value chains that lead to the successful commercialization of emerging technologies for companies of all sizes. Sarah will make a strong contribution to the overall commercial strategy for Calyxt's future products, including the prioritization of markets, customers, and product types.

•

On October 20, 2020, completed a registered direct offering of 3.75 million shares of the company’s common stock at a purchase price of $4.00 per share, resulting in gross proceeds of $15 million; Cellectis S.A., Calyxt’s majority shareholder, purchased 1.25 million shares in the offering.

Third Quarter 2020 Development Pipeline:

During the third quarter we advanced four of the projects in the table below from Discovery to Phase I of our development process, and today we have eight projects at Phase 1 stage or later in development across alfalfa, hemp, oats, soybeans, and wheat. We are also exploring improved protein and flavor profile in pulse crops, with several options under consideration.

CROP	TRAIT	TARGET COMMERCIAL PLANTING YEAR	TARGET GO-TO-MARKET STRATEGY
Alfalfa	Improved Digestibility	2021	Trait
Wheat	High Fiber	2022	Seed
Soybean	High Oleic, Low Linolenic (HOLL)	2023	Seed
Hemp	Marketable Yield[2]	2023	Seed and Trait
Hemp	Low THC for Food, Fiber, & Therapeutics[2]	2024	Seed and Trait
Oat	Cold Tolerant[2]	2026	Seed and Trait
Soybean	Improved HOLL	2026	Seed
Soybean	High Saturated Fat[2]	2026	Seed and Trait
Pulse	Improved Protein Profile and Flavor	2027	Trait

1 The agronomic and functional quality of our product candidates and the timing of development are subject to a variety of factors and risks, which are described in our filings with the Securities and Exchange Commission.

2 These projects were advanced from Discovery to Phase I of our development process during the third quarter of 2020.

Calyxt is also actively negotiating agreements with potential partners with respect to specific opportunities for which development activity would only commence upon reaching a commercial agreement.  These projects are not included in the preceding table.

CEO Summary

“The third quarter of 2020 was marked by two key milestones: an initial validation of our licensing business model with the execution of our agreement for Calyxt’s alfalfa product candidate and the continued transition of our soybean products to a seed go-to-market strategy,” said Jim Blome, Calyxt CEO. “We expect to continue selling grain in the fourth quarter, and the overall transition timeline remains on track.”

“We proved a gene edited food product could be developed and launched with commercial success, and now we have found a more optimal way for it to be monetized, in a business model that fits our company well. In terms of our go-to-market strategies to optimize the TALEN technology platform, we are focusing our R&D and business development efforts to provide our shareholders with the benefits of a less complex and highly accretive business model characterized by lower non-R&D funding needs and, over time, a higher margin recurring revenue stream that does not require significant capital investment to operate. We anticipate the structure of future agreements and the amount and timing of cash flows will vary depending upon several factors, including cost to develop, size of the opportunity, and the stage at which a partner or licensee enters the development process. Success here would propagate future projects and will further sharpen our gene-editing excellence and build on our successful track record and growing intellectual property portfolio.”

“We believe there is a significant market opportunity for products developed with our TALEN technology, including these major areas: first, developing crops that grow in a changing world – this is a large and close-in area of opportunity where we seek to address changes in consumer trends and preferences as well as sustainability challenges our potential partners are facing; and second, transforming farm economics – where we seek to deliver products that result in increased financial benefit, like providing cover crops that could be monetized as a second source of income off the same acre,” added Blome.

“Calyxt’s focus on disruptive innovation utilizing plant-based inputs has opened new doors during the third quarter and our continuing conversations with potential partners are progressing nicely. Through our streamlined business model with differentiated go-to-market strategies, we are targeting diverse revenue streams across multiple industries, a high double-digit margin profile, and an accelerated path to positive free cash flow. We believe the advancement of our soybean products, anticipated cash receipts from our product development efforts with partners, and new cash infusion extends our anticipated cash runway into the second half of 2022.”

“We look forward to sharing more on our developing story with respect to the key projects and business model during Calyxt’s Virtual Analyst Day on November 17, 2020,” concluded Blome.

Financial Results for the Three Months Ended September 30, 2020

•

Revenue increased by $2.3 million, or 77 percent, from the third quarter of 2019 to $5.2 million in the third quarter of 2020. The revenue growth was driven by 15 basis points of volume and 64 basis points of pricing, both partially offset by 2 basis points of unfavorable product mix as we sold more meal in 2020 as a percent of total revenue than the prior period. Most oil revenue in 2020 was from a single customer purchasing our oil to be used as a plant-based alternative to synthetic fluids, and we expect to fulfill their remaining orders in the fourth quarter of 2020.

•

Cost of goods sold increased by $3.5 million from the third quarter of 2019 to $7.1 million in the third quarter of 2020. The increase in cost of goods sold reflects the higher volume of product sold, the impact of lower costs associated with products sold in 2019 because $2.8 million of grain costs were previously expensed as R&D, $1.1 million of commodity derivative losses from hedging contracts sold to convert our fixed price grain inventories and fixed price Forward Purchase Contracts from fixed to floating prices, consistent with how we expect to sell the grain, and a $0.2 million increase in the net realizable value adjustment to period-end inventories. These increases were partially offset by lower product costs and the benefits resulting from the advancement of our soybean product line go-to-market strategy.

•

Gross margin was a negative $1.8 million, or a negative 35 percent, in the third quarter of 2020, a decrease of $1.2 million, or a negative 16 percent, from the third quarter of 2019. The decline in gross margin in the third quarter of 2020 reflects the impact of lower costs associated with products sold in 2019 because $2.8 million of grain costs were previously expensed as R&D, $1.1 million of commodity derivative losses from hedging contracts sold to convert our fixed price grain inventories and fixed price Forward Purchase Contracts from fixed to floating prices, consistent with how we expect to sell the grain, and a $0.2 million increase in the net realizable value adjustment to period-end inventories. These increases were partially offset by lower product costs and the benefits resulting from the advancement of our soybean product line go-to-market strategy.

Gross margin, as adjusted, was negative $1.3 million, or negative 24 percent, in the third quarter of 2020, as compared to negative $2.5 million, or negative 86 percent, in the third quarter of 2019. The improvement was driven by higher selling prices, lower product costs, and the benefits resulting from the advancement of our soybean product line go-to-market strategy.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of gross margin, as adjusted, and a reconciliation of gross margin, the most comparable GAAP measure, to gross margin, as adjusted.

•

Research and Development (R&D) expenses decreased by $1.4 million to $2.2 million, driven by a decrease in stock compensation expense of $0.5 million from the recapture of non-cash stock compensation expense from the forfeiture and modification of unvested stock awards. The same period in 2019 also included $0.5 million of expense to write off R&D tax credits that were no longer realizable.

•

Selling & Supply Chain expenses decreased by $0.9 million to $0.4 million, driven by a decrease in stock compensation expense of $0.6 million from the recapture of non-cash stock compensation expense from the forfeiture of unvested stock awards, partially offset by higher year-over-year compensation expenses.

•

General & Administrative expenses decreased by $0.7 million to $4.2 million, driven by a decrease in stock compensation expense of $1.0 million and lower personnel costs of $0.5 million, partially offset by an increase in insurance costs.

•	Restructuring costs include the impact of severance and other expenses resulting from the action we initiated in August 2020 to advance our soybean product line go-to-market strategy.
•

Net loss was $9.5 million in the third quarter of 2020, an improvement of $1.2 million from the third quarter of 2019. The improvement was driven by a reduction in non-cash stock compensation expenses of $2.1 million, partially offset by a decline in gross margins of $1.2 million, and $0.4 million of restructuring costs. The same period in 2019 also included $0.5 million of expense to write off R&D tax credits that were no longer realizable.

Adjusted net loss was $9.3 million in the third quarter of 2020, an improvement of $2.6 million from the third quarter of 2019, driven by the benefits resulting from the advancement of our soybean product line go-to-market strategy.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted net loss and a reconciliation of net loss, the most comparable GAAP measure, to adjusted net loss.

•	Net loss per share was $0.29 in the third quarter of 2020, an improvement of $0.03 per share from the third quarter of 2019, driven by the change in net loss.

Adjusted net loss per share was $0.28 in the third quarter of 2020, an improvement of $0.08 per share from the third quarter of 2019, driven by the change in adjusted net loss.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted net loss per share and a reconciliation of net loss per share, the most comparable GAAP measure, to adjusted net loss per share.

•	Adjusted EBITDA loss was $7.1 million in the third quarter of 2020, an improvement of $1.8 million from the third quarter of 2019.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA.

•

Net cash used in the third quarter of 2020 improved by $4.2 million to $5.8 million, driven by a $4.6 million net decrease in cash flows used by operating assets and liabilities, primarily the result of the timing of cash payments to growers and changes in inventory balances year-over-year, and a $0.6 million reduction in purchases of land, buildings, and equipment, as the improvement in net loss of $1.2 million was driven by a $2.1 million decline in non-cash stock compensation expense.

•	Cash, cash equivalents, short-term investments, and restricted cash totaled $29.4 million as of September 30, 2020.

CFO Summary

“The third quarter of 2020 was highlighted by the significant progress we made on transitioning its soybean products to a streamlined go-to-market strategy. The sales of grain to a large processor resulted in 77% growth in our revenues to $5.2 million. We shed most of our freight leases and other soybean-related costs in the period,” said Bill Koschak, CFO of Calyxt. “We expect to sell the remaining grain we own or will purchase at market prices, and to help protect the cash margins of those sales, we have utilized commodity derivatives to convert our fixed price exposures to market.”

“Our adjusted gross margin performance in the quarter was as expected based on the mix of product sold and following the announcement we made earlier in the quarter to advance our soybean products to a streamlined go-to-market strategy. We sold all our soybean oil and meal inventory in the quarter and have sold nearly all our 2019 grain inventory. These results demonstrate the on-track progress we are making toward completing the transition of the products on schedule.”

“We also signed a commercial license agreement early in the fourth quarter for our improved quality alfalfa trait. Following completion of remaining regulatory work, the agreement provides for royalty payments on seed sales, which we estimate could reach approximately $10 million over the life of the pending patent for the trait. This is one small but illustrative example of the earnings potential Calyxt has, which we expect to unlock with our future project launches executed with a similar go-to-market strategy,” said Koschak.

“After the closing of the third quarter Calyxt completed a capital raise with gross proceeds of $15.0 million, which together with the advancement of our soybean product and anticipated cash receipts from our product development efforts with partners extends our projected cash runway into the second half of 2022. Investors in the SEC-registered, direct capital raise included Cellectis, our largest shareholder, and new institutional investors. We believe the support of Cellectis and our new shareholders is a testament to our go-to-market strategies,” concluded Koschak.

Third Quarter 2020 Results Conference Call

Calyxt Chief Executive Officer Jim Blome and Chief Financial Officer Bill Koschak will host the conference call, followed by a question and answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of Calyxt’s website here.

To access the call, please use the following information:

Date:	Thursday, November 5, 2020
Time:	4:30 p.m. EST, 1:30 p.m. PST
Toll Free dial-in number:	1-877-407-0789
Toll/International dial-in number:	1-201-689-8562
Conference ID:	13711539

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have difficulty connecting with the conference call, please contact MZ Group at +1 (949) 491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=141783 and via the investor relations section of Calyxt’s website here.

A replay of the call will be available for one month following the conference.

Toll Free Replay Number:	1-844-512-2921
International Replay Number:	1-412-317-6671
Replay ID:	13711539

About Calyxt:

Calyxt (NASDAQ: CLXT), based in Roseville, Minnesota, is a technology company with a mission to deliver plant-based innovations for a better world. Founded in 2010, Calyxt uses its proprietary TALEN® gene editing technology to work with world-class partners via technology licensing, product development, and seed sale arrangements to revolutionize the way the world uses plants to solve problems. For further information, please visit our website at www.calyxt.com.

Calyxt Media Contact:

Trina Lundblad, Director of Corporate Communications

(612) 790-0514

media@calyxt.com

Calyxt Investor Relations Contact:
Chris Tyson, Managing Director

MZ Group – MZ North America
(949) 491-8235

CLXT@mzgroup.us
www.mzgroup.us

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement our audited financial results prepared in accordance with GAAP, we have prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as supplemental and in addition to our financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics as performance measures in evaluating and making operational decisions regarding our business.

We present gross margin, as adjusted, a non-GAAP measure that includes the effects of grain costs expensed as R&D in a prior period, excludes the effects of commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price Forward Purchase Contracts as the expected impact from these contracts will be fully offset when the underlying grain is sold, and excludes the impact of any net realizable value adjustments to inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold.

We provide in the table below a reconciliation of gross margin, as adjusted, to gross margin, which is the most directly comparable GAAP financial measure. We provide gross margin, as adjusted because we believe that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period to period comparability of our gross margins and financial performance.

The table below presents a reconciliation of gross margin to gross margin, as adjusted:

	Three Months Ended September 30,		Nine Months Ended September 30,
In Thousands	2020	2019	2020	2019
Gross margin (GAAP measure)	$(1,819)	$(561)	$(6,340)	$(332)
Gross margin percentage	(35)%	(19)%	(64)%	(9)%
Adjustments:
Grain costs expensed as R&D	—	(2,814)	—	(3,349)
Mark to market loss	1,107	—	1,107	—
Net realizable value adjustment to inventories	(555)	832	2,000	832
Gross margin, as adjusted	$(1,267)	$(2,543)	$(3,233)	$(2,849)
Gross margin percentage, as adjusted	(24)%	(86)%	(33)%	(81)%

We present adjusted net loss, a non-GAAP measure, and define it as net loss including the effects of grain costs expensed as R&D in a prior period, and excluding the effects of commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price Forward Purchase Contracts as the expected impact from these contracts will be fully offset when the underlying grain is sold, any net realizable value adjustments to inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold, Section 16 officer transition expenses, R&D payroll tax credits that are no longer realizable, restructuring costs, and the recapture of non-cash stock compensation expense from the forfeiture and modification of unvested stock awards associated with staffing adjustments made as part of the advancement of our soybean business model.

We provide in the table below a reconciliation of adjusted net loss to net loss, which is the most directly comparable GAAP financial measure. We provide adjusted net loss because we believe that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period to period comparability of our net losses and financial performance.

The table below presents a reconciliation of net loss to adjusted net loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
In Thousands	2020	2019	2020	2019
Net loss (GAAP measure)	$(9,476)	$(10,669)	$(31,441)	$(27,447)
Non-GAAP adjustments:
Grain Costs expensed as R&D	—	(2,814)	—	(3,349)
Mark to market loss	1,107	—	1,107	—
Net realizable value adjustment to inventories	(555)	832	2,000	832
Section 16 officer transition expenses	56	193	493	1,052
Research and development payroll tax credit	—	536	—	410
Restructuring costs	436	—	436	—
Recapture of non-cash stock compensation	(906)	—	(906)	—
Adjusted net loss	$(9,338)	$(11,922)	$(28,311)	(28,502)

We present adjusted net loss per share, a non-GAAP measure, and define it as net loss per share including the effects of grain costs expensed as R&D in a prior period, and excluding the effects of commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price Forward Purchase Contracts as the expected impact from these contracts will be fully offset when the underlying grain is sold, any net realizable value adjustments to inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold, Section 16 officer transition expenses, R&D payroll tax credits that are no longer realizable, restructuring costs, and the recapture of non-cash stock compensation expense from the forfeiture and modification of unvested stock awards associated with staffing adjustments made as part of the advancement of our soybean business model.

We provide in the table below a reconciliation of adjusted net loss per share to net loss per share, which is the most directly comparable GAAP financial measure. We provide adjusted net loss per share because we believe that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period to period comparability of our net losses per share and financial performance.

The table below presents a reconciliation of net loss per share to adjusted net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
In Thousands	2020	2019	2020	2019
Net loss per share (GAAP measure)	$(0.29)	$(0.32)	$(0.95)	$(0.84)
Non-GAAP adjustments:
Grain Costs expensed as R&D	—	(0.09)	—	(0.10)
Mark to market loss	0.03	—	0.03	—
Net realizable value adjustment to inventories	(0.01)	0.03	0.06	0.03
Section 16 officer transition expenses	0.01	0.01	0.02	0.03
Research and development payroll tax credit	—	0.01	—	0.01
Restructuring costs	0.01	—	0.01	—
Recapture of non-cash stock compensation	(0.03)	—	(0.03)	—
Adjusted net loss per share	$(0.28)	$(0.36)	$(0.86)	(0.87)

We present adjusted EBITDA, a non-GAAP measure, and define it as net loss excluding interest, net, income tax expense, depreciation and amortization expenses, stock-based compensation expenses, the effects of commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed Forward Purchase Contracts as the expected impact from these contracts will be fully offset when the underlying grain is sold, any net realizable value adjustments to inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold, Section 16 officer transition expenses, R&D payroll tax credits that are no longer realizable, restructuring costs; and including the effects of grain costs expensed as R&D in a prior period.

We provide in the table below a reconciliation of adjusted EBITDA to net loss, which is the most directly comparable GAAP financial measure. Because adjusted EBITDA excludes non-cash items and discrete or infrequently occurring items, we believe that adjusted EBITDA provides investors with useful supplemental information about the operational performance of our business and facilitates comparison of our financial results between periods where certain items may vary significantly independent of our business performance.

The table below presents a reconciliation of net loss to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
In Thousands	2020	2019	2020	2019
Net loss (GAAP measure)	$(9,476)	$(10,669)	$(31,441)	$(27,447)
Non-GAAP adjustments:
Interest, net	324	(32)	568	(296)
Income tax expense	—	—	—	—
Depreciation and amortization	468	362	1,372	1,051
Stock-based compensation expenses	570	2,705	3,638	6,565
Grain Costs expensed as R&D	—	(2,814)	—	(3,349)
Mark to market loss	1,107	—	1,107	—
Net realizable value adjustment to inventories	(555)	832	2,000	832
Section 16 officer transition expenses	56	193	493	1,052
Research and development payroll tax credit	—	536	—	410
Restructuring costs	436	—	436	—
Adjusted EBITDA	$(7,070)	$(8,887)	$(21,827)	$(21,182)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “targets,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “projects,” “should,” or “will,” the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the potential impact of the COVID-19 pandemic on our business and operating results; our future financial performance; product pipeline and development; our business model and strategies for commercialization and sales of commercial products; regulatory progression; potential collaborations, partnerships and licensing arrangements and their contribution to our financial results, cash usage, and growth strategies, including with respect to potential revenue from royalties relating to our improved quality alfalfa; and anticipated trends in our business. These and other forward-looking statements are predictions and projections about future events and trends based on our current expectations, objectives and intentions and premised on current assumptions. Our actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; the impact of increased competition, including with respect to enhanced quality alfalfa; disruptions at our or our collaborators’ key facilities; changes in customer preferences and market acceptance of our or our partners’ products, including our improved quality alfalfa; competition for collaboration partners and licensees and the successful execution of collaborations and licensing agreements; the impact of adverse events during development, including unsuccessful field trials or development trials or disruptions in seed production; the impact of improper handling of our product candidates by unaffiliated third parties during development, such as the improper aerial spraying of our high fiber wheat product candidate; failures by third-party contractors; inaccurate demand forecasting, including with respect to sales projections used by Calyxt management in determining potential license revenues; the effectiveness of commercialization efforts by commercial partners or licensees; our ability to make grain sales on terms acceptable to us; the timing of our grain sales; our ability to collect accounts receivable; disruptions to supply chains, including transportation and storage functions; commodity price conditions; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; and other important factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings on Form 10-Q or 8-K with the U.S. Securities and Exchange Commission. Any forward-looking statements made by us are based only on information currently available to us when, and speaks only as of the date, such statement is made. Except as otherwise required by securities and other applicable laws we do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	September 30, 2020 (unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$7,170	$58,610
Short-term investments	20,802	—
Restricted cash	393	388
Accounts receivable	2,432	1,122
Due from related parties	2	—
Inventory	5,953	2,594
Prepaid expenses and other current assets	1,515	808
Total current assets	38,267	63,522
Non-current restricted cash	1,041	1,040
Land, buildings, and equipment	22,823	23,212
Other non-current assets	347	324
Total assets	$62,478	$88,098
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,163	$1,077
Accrued expenses	4,261	2,544
Accrued compensation	1,609	2,181
Due to related parties	481	977
Current portion of financing lease obligations	361	356
Other current liabilities	44	61
Total current liabilities	7,919	7,196
Financing lease obligations	18,022	18,244
Long-term debt	1,518	—
Other non-current liabilities	123	150
Total liabilities	27,582	25,590
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 33,343,313 shares issued and 33,243,161 shares outstanding as of September 30, 2020, and 33,033,689 shares issued and 32,951,329 shares outstanding as of December 31, 2019	3	3
Additional paid-in capital	189,437	185,588
Common stock in treasury, at cost; 100,152 shares as of September 30, 2020, and 82,360 shares as of December 31, 2019	(1,043)	(1,043)
Accumulated deficit	(153,498)	(122,057)
Accumulated other comprehensive income (loss)	(3)	17
Total stockholders’ equity	34,896	62,508
Total liabilities and stockholders’ equity	$62,478	$88,098

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in Thousands Except Shares and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$5,241	$2,967	$9,925	$3,533
Cost of goods sold	7,060	3,528	16,265	3,865
Gross margin	(1,819)	(561)	(6,340)	(332)
Operating expenses:
Research and development	2,204	3,579	7,816	8,536
Selling and supply chain	439	1,314	3,368	3,421
General and administrative	4,185	4,934	12,713	14,302
Management fees	68	305	172	1,117
Restructuring costs	436	—	436	—
Total operating expenses	7,332	10,132	24,505	27,376
Loss from operations	(9,151)	(10,693)	(30,845)	(27,708)
Interest, net	(324)	32	(568)	296
Foreign currency transaction loss	(1)	(8)	(28)	(35)
Loss before income taxes	(9,476)	(10,669)	(31,441)	(27,447)
Income taxes	—	—	—	—
Net loss	$(9,476)	$(10,669)	$(31,441)	$(27,447)
Basic and diluted loss per share	$(0.29)	$(0.32)	$(0.95)	$(0.84)
Weighted average shares outstanding - basic and diluted	33,200,289	32,866,467	33,076,376	32,759,194

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in Thousands)

	Nine Months Ended September 30,
	2020	2019
Operating activities
Net loss	$(31,441)	$(27,447)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,372	1,051
Stock-based compensation	3,638	6,565
Changes in operating assets and liabilities:
Accounts receivable	(1,310)	(1,304)
Due to/from related parties	(498)	(1,223)
Inventory	(3,359)	(2,371)
Prepaid expenses and other current assets	(707)	192
Accounts payable	86	127
Accrued expenses	1,717	(49)
Accrued compensation	(572)	478
Other current liabilities	(64)	(743)
Other non-current assets	140	36
Net cash used by operating activities	(30,998)	(24,688)
Investing activities
Purchases of land, buildings, and equipment	(1,146)	(2,538)
Short-term investments	(20,802)	—
Net cash used by investing activities	(21,948)	(2,538)
Financing activities
Proceeds from Payroll Protection Program loan	1,518	—
Repayments of financing lease obligations	(217)	(195)
Proceeds from the exercise of stock options	211	314
Costs incurred related to shares withheld for net share settlement	—	(645)
Proceeds from the sale and leaseback of land, buildings, and equipment	—	414
Net cash provided (used) by financing activities	1,512	(112)
Net decrease in cash, cash equivalents and restricted cash	(51,434)	(27,338)
Cash, cash equivalents and restricted cash - beginning of period	60,038	95,288
Cash, cash equivalents and restricted cash – end of period	$8,604	$67,950